FOR MORE INFORMATION CONTACT:	FOR IMMEDIATE RELEASE
David W. Heeter, President and CEO	February 8, 2006
(765) 747-2880

MutualFirst Financial, Inc.

DECLARES CASH DIVIDEND

         MUNCIE, INDIANA - MutualFirst Financial, Inc. (NASDAQ:MFSF), the holding company of Mutual Federal Savings Bank, has announced that the Company will pay a cash dividend of $ .14 per share for the first quarter of 2006. The dividend will be payable on March 24, 2006 to shareholders of record on March 10, 2006.

         Mutual Federal Savings Bank primarily serves Delaware, Randolph, Kosciusko and Grant Counties in Indiana. The Bank exceeds all applicable regulatory capital requirements. The Company had $971 million in assets and $84 million in total equity as of December 31, 2005. The Company's stock is traded on the NASDAQ National Market under the symbol "MFSF".